Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-141295 and 333-144054) and Form S-8 (No. 333-49012 and 333-115183) of Endwave Corporation of our report dated April 9, 2007 relating to the financial statements of ALC Microwave, Inc., which appears in the Current Report on Form 8-K/A of Endwave Corporation dated June 29, 2007.
/s/ Gilbert Associates, Inc.
Sacramento, California
June 29, 2007